UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒     Filed by a party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under §240.14a–12
BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒     No fee required
☐     Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11
(1) Title of each class of securities to which transaction applies:
_______________________________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:
_______________________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:
_______________________________________________________________________________________________
(5) Total fee paid:
_______________________________________________________________________________________________
☐    Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
_______________________________________________________________________________________________
(2) Form, Schedule or Registration Statement No.:
_______________________________________________________________________________________________
(3) Filing Party:
_______________________________________________________________________________________________
(4) Date Filed:
_______________________________________________________________________________________________

Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
March 3, 2014

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc., which will be held at the Grand Hyatt Tampa Bay located at 2900 Bayport Drive, Tampa, Florida 33607 on Tuesday, April 29, 2014 at 8:00 a.m. Eastern Time. All holders of our outstanding common stock as of the close of business on February 28, 2014, are entitled to vote at the meeting.

Details of the business to be conducted at the annual meeting are given in the notice of annual meeting of stockholders and the proxy statement.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. If you plan to attend the meeting, please bring your notice, admission ticket from your proxy card or proof of your ownership of our common stock as of February 28, 2014, as well as a valid picture identification.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the accompanying proxy statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Bloomin’ Brands’ independent registered certified public accounting firm. We strongly encourage you to vote.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2014

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. will be held at the Grand Hyatt Tampa Bay located at 2900 Bayport Drive, Tampa, Florida 33607 on Tuesday, April 29, 2014, at 8:00 a.m. Eastern Time for the following purposes:

1.	To elect four members of Bloomin’ Brands, Inc.’s Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Bloomin’ Brands, Inc.’s independent registered certified public accounting firm for the fiscal year ending December 28, 2014; and

3.	To obtain non-binding advisory approval of the compensation of Bloomin’ Brands, Inc.’s executive officers.

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 28, 2014.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Kadow, Secretary

Tampa, Florida
March 3, 2014

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 29, 2014:
This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2014 annual report to stockholders all are available at www.edocumentview.com/BLMN.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on Tuesday, April 29, 2014, at the Grand Hyatt Tampa Bay located at 2900 Bayport Drive, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about March 17, 2014 to stockholders entitled to vote at the annual meeting.

PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the annual meeting are:

1.	To elect four members of Bloomin’ Brands, Inc.’s Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Bloomin’ Brands, Inc.’s independent registered certified public accounting firm for the fiscal year ending December 28, 2014; and

3.	To obtain non-binding advisory approval of the compensation of Bloomin’ Brands, Inc.’s executive officers.

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights

Only stockholders of record of Bloomin’ Brands, Inc.’s (“Bloomin’ Brands,” “the Company,” “we,” “us,” or “our”) common stock on February 28, 2014, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 124,908,389 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2014 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of Bloomin’ Brands’ executive officers (Proposal 3).

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the annual meeting is required for the election of directors. Stockholders may not cumulate votes in the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes properly cast and entitled to vote on the proposal.  Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors

Bloomin’ Brands’ Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2014 (Proposal 2); and

•	FOR the non-binding advisory approval of the compensation of our executive officers (Proposal 3).

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card or such stockholders can complete, sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone or receive a paper proxy card to vote by mail. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on April 28, 2014.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees for election to the Board of Directors (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2014 (Proposal 2) and FOR the non-binding advisory approval of the compensation of our executive officers (Proposal 3), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the annual meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the annual meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, your shares will be treated as a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our executive officers (Proposal 3). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2014 (Proposal 2) and would be able to register your shares as being present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive our 2014 proxy statement and annual report to stockholders electronically will be receiving an email on or about March 17, 2014 with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications by email. Electronic delivery benefits the environment and saves us money by reducing printing and mailing costs. With electronic delivery, you will be notified by email as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described above.

Admission to the Meeting

You will need a valid picture identification and either an admission ticket or proof of ownership of our common stock as of February 28, 2014 to enter the annual meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview of Our Board Structure

In June 2007, Bloomin’ Brands acquired our wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”). We refer to this transaction as the “Merger.” Bloomin’ Brands was formed by an investor group comprised of funds advised by Bain Capital, LLC (“Bain Capital”) and Catterton Management Company, LLC (“Catterton”), who we collectively refer to as our “Sponsors,” and our “Founders,” who include Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon. In 2012, we issued and sold an aggregate of 14,196,845 shares of common stock and certain of our stockholders, including our Sponsors and Founders, sold an aggregate of 4,196,845 shares of common stock in our initial public offering (the “IPO”). In May 2013, our Sponsors, two of our Founders and certain other selling stockholders sold an aggregate of 21,850,000 shares in a secondary public offering.

Following these offerings, an investor group consisting of funds advised by our Sponsors and one of our Founders continues to beneficially own more than 50% of our common stock. As a result, we are considered a “controlled company” under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Each member of the investor group has filed a Statement of Beneficial Ownership on Schedule 13G with the Securities and Exchange Commission (“SEC”) relating to its respective holdings and the group’s arrangements with respect to disposition of the shares. On this basis, we currently avail ourselves of the “controlled company” exception under the Nasdaq rules and are not subject to the Nasdaq listing requirements that would otherwise require us to have: (a) a Board of Directors consisting of a majority of independent directors; (b) compensation of our executive officers determined by a majority of our independent directors or a compensation committee consisting solely of independent directors; and (c) director nominees selected, or recommended for the Board of Director’s selection, either by a majority of our independent directors or a nominating committee consisting solely of independent directors. The Board of Directors has established a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has two independent members, and an Audit Committee, which consists solely of independent directors. Mr. Sullivan, one of our Founders, and Andrew Balson, David Humphrey and Mark Nunnelly, each of whom is associated with Bain Capital, serve as four of the ten members of our Board of Directors. The other members are James R. Craigie, David R. Fitzjohn, Mindy Grossman, Tara Walpert Levy and John J. Mahoney, who are independent directors, and Elizabeth A. Smith, our Chief Executive Officer. See “—Independent Directors” for additional information regarding these independence requirements.

If the collective ownership of the investor group were to decrease to 50% or less of our outstanding common stock, our Nominating and Corporate Governance and Compensation Committees would be required to have a majority of independent directors within 90 days and be fully independent within one year, and our Board of Directors would need to consist of a majority of independent directors within one year.

Under a stockholders agreement (the “Stockholders Agreement”) that we entered into with our Sponsors and two of our Founders at the time of the IPO, each of the Sponsors has a contractual right, subject to certain conditions, to nominate representatives to the Board of Directors and its committees. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees and Catterton will have the right to designate one nominee for election to the Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of the Board of Directors, other than the Audit Committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, they have the right to require that the Board of Directors not exceed nine directors, unless Bain Capital requests that the size of the Board of Directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies. If a vacancy is created by the death, disability, retirement, resignation or removal of a Bain Capital or Catterton designee to the Board of Directors, we have agreed to take all action necessary to cause the vacancy to be filled by a person designated by Bain Capital or

Catterton, as the case may be. On February 10, 2014, J. Michael Chu, who is associated with Catterton, resigned from the Board of Directors and Catterton did not designate a nominee to fill his seat. As of February 25, 2014, the Sponsors and one of our Founders collectively held approximately 53.7% of our outstanding common stock. See “Certain Relationships and Related Transactions” for additional information about the Stockholders Agreement and our relationships with our Sponsors and Founders.

Nominees for Election at this Annual Meeting

At the annual meeting, stockholders will consider the election of four directors for terms ending in 2017. The directors are divided into three classes with each class having, as nearly as possible, one third of the number of directors (currently a total of ten directors, with one class of four and two classes of three directors). The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting.

The current terms of office of the Class II directors, James R. Craigie, Mindy Grossman, Mark E. Nunnelly, and Chris T. Sullivan, will expire on the day of this annual meeting (as soon as they or their successors are elected). Mr. Craigie, Ms. Grossman, Mr. Nunnelly, and Mr. Sullivan have been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the Class II nominees:

James R. Craigie, 60, has served as a director since November 2013. He is the Chairman of the Board and Chief Executive Officer of Church & Dwight Co., Inc., a developer and marketer of a broad range of household and personal care products, a position he has held since 2007. He served as the CEO of Church & Dwight from 2004 to 2007. Previously, he was President and Chief Executive Officer and member of the board of directors of Spalding Sports Worldwide and its successor, TopFlite Golf Co., and held various senior management positions with Kraft Foods Group, Inc. Prior to entering private industry, Mr. Craigie served with the U.S. Navy/Department of Energy as an officer for six years. Mr. Craigie also serves on the board of directors of Meredith Corporation, Solazyme, Inc. and the Gettysburg Foundation. The Board of Directors believes that Mr. Craigie’s qualifications to serve as a Board member include his extensive experience leading a consumer brand company as well as his experience as a Chairman and CEO of a public company.

Mindy Grossman, 56, has served as a director since September 2012. Ms. Grossman is currently the Chief Executive Officer of HSN, Inc. (“HSN”), a multi-channel retailer, offering retail experiences through various platforms, including television, online, mobile, catalogs, and retail and outlet stores. Prior to joining HSN in August 2008, she served as Chief Executive Officer of IAC Retailing, a business segment of HSN’s former parent company, IAC/InterActiveCorp, a media and internet company focused in the areas of search, applications, online dating, local and media from April 2006 to August 2008 and Global Vice President of Nike, Inc.’s apparel business from October 2000 to March 2006. Ms. Grossman also serves on the board of directors of HSN. The Board of Directors believes that Ms. Grossman’s qualifications to serve as a Board member include her extensive experience leading, developing and launching consumer facing businesses and expertise in strategy, marketing, merchandising and business development, as well as her experience as the chief executive officer of a public company.

Mark E. Nunnelly, 55, has served as a director since June 2007 and is a Managing Director of Bain Capital, a global private investment firm. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner of Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at The Procter & Gamble Company in product management. Mr. Nunnelly serves on the boards of directors of BMC Software, Inc., Dunkin’ Brands Group, Inc. and Genpact Limited. The Board of Directors believes that Mr. Nunnelly’s qualifications to serve as a Board member include his industry experience, his extensive experience with managing capital intensive industry operations and his strong skills in international operations and strategic planning.

Chris T. Sullivan, 66, is one of our Founders and has served as a director since 1991. Mr. Sullivan was the Chairman of our Board of Directors from 1991 until June 2007 and was our Chief Executive Officer from 1991 until March 2005. Mr. Sullivan founded OSI in 1988 and developed Outback Steakhouse restaurants prior to its initial public offering in 1991. Mr. Sullivan serves on the board of directors of Lightyear Network Solutions, Inc., a provider of telecommunications services to businesses and residential consumers. The Board of Directors believes that Mr. Sullivan’s qualifications to serve as a Board member include his four decades of experience in the restaurant industry and his historical perspective of our business and strategic challenges, including his leadership as a director and executive officer for over 20 years.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the election of Mr. Craigie, Ms. Grossman, Mr. Nunnelly and Mr. Sullivan.

Directors Continuing in Office

The following are the directors who will continue in office after the annual meeting:

Class III Directors - Terms Expiring at the 2015 Annual Meeting

Andrew B. Balson, 47, has served as a director since June 2007 and is a Managing Director of Bain Capital. Mr. Balson serves on the boards of directors of Domino’s Pizza, Inc. and FleetCor Technologies, Inc. Mr. Balson previously served on the board of directors of Dunkin’ Brands Group, Inc. from March 2006 until June 2012 and on the board of directors of Burger King Worldwide, Inc. from 2002 until June 2008. The Board of Directors believes that Mr. Balson’s qualifications to serve as a Board member include his extensive experience with global companies, his industry and financial expertise and his years of experience providing strategic advisory services to complex organizations, including restaurant companies.

David R. Fitzjohn, 57, has served as a director since February 2014. Mr. Fitzjohn is Chairman of the Board of Pizza Hut UK Ltd., a position he has held since November 2012. He has served as the Managing Director of Sahana Enterprises Ltd. and Sahana Estates Ltd., privately-held real estate development, investment and restaurant industry consulting businesses since 2006, and has been a non-executive director of Rosinter Restaurants Holding, a Russian public company operating casual dining restaurants since April 2006. Previously, he was the Managing Director of Yum! Brands Europe. In addition, he has held numerous executive management positions at Burger King Worldwide, Inc., as well as at retailers Grand Metropolitan and Laura Ashley. The Board of Directors believes that Mr. Fitzjohn’s qualifications to serve as a Board member include his many years of executive management experience, industry expertise and experience with European markets.

John J. Mahoney, 62, has served as a director since May 2012. He previously served as Vice Chairman of Staples, Inc., a large office products and supply company, a position he held from January 2006 to his retirement in July 2012. Mr. Mahoney also served as Chief Financial Officer of Staples, Inc. from September 1996 to January 2012. He also served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Staples, Inc. from October 1997 to January 2006, and as Executive Vice President and Chief Financial Officer of Staples, Inc. from September 1996, when he first joined Staples, Inc., to October 1997. Before joining Staples, Inc., Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing Group. Mr. Mahoney also serves on the boards of directors of Chico’s FAS, Inc., The Michael’s Companies, Inc. and Burlington Stores, Inc. The Board of Directors believes that Mr. Mahoney’s qualifications to serve as a Board member include his experience as a financial executive and certified public accountant, with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Class I Directors - Terms Expiring at the 2016 Annual Meeting

David Humphrey, 36, has served as a director since September 2012 and is a Managing Director of Bain Capital. Prior to joining Bain Capital in 2001, Mr. Humphrey was an investment banker with Lehman Brothers Inc.’s mergers and acquisitions group. Mr. Humphrey serves on the boards of directors of Genpact Limited and Bright Horizons Family Solutions Inc. The Board of Directors believes that Mr. Humphrey’s qualifications to serve as a Board member include his expertise in providing strategic advisory services and substantial knowledge of the capital markets from his experience as an investment banker that aid the Board of Directors in evaluating our capital and liquidity needs.

Tara Walpert Levy, 40, has served as a director since July 2013 and has been Managing Director of Global Ads Marketing for Google Inc. since May 2011. From June 2007 to May 2011, she was President of Visible World Inc., a leading technology platform for addressable video advertising. She was also an Associate Partner at McKinsey & Company, Inc., where she was a leader of the Global Media & Entertainment and Sales & Marketing groups. The Board of Directors believes that Ms. Levy’s qualifications to serve as a Board member include her expertise in digital marketing, coupled with her marketing business perspective.

Elizabeth A. Smith, 50, has served as the Chairman of our Board of Directors since January 2012 and as our Chief Executive Officer and a director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc. and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc. Ms. Smith is a member of the boards of directors of Staples, Inc. and Hilton Worldwide Holdings, Inc. The Board of Directors believes that Ms. Smith’s qualifications to serve as Chairman include her role as Chief Executive Officer, her extensive experience with global companies and retail sales, her expertise in corporate strategy development and her knowledge of marketing, sales, supply chain and information technology systems.

Independent Directors

As a controlled company, our Board of Directors is not required to consist of a majority of directors who meet the definition of independent under Nasdaq listing requirements, but the Audit Committee is required to consist solely of directors meeting the Nasdaq standards for independent audit committee members.

Our Corporate Governance Guidelines provide that after we cease to be a controlled company and following the one-year phase-in period permitted under the Nasdaq rules, our Board of Directors will consist of a majority of independent directors. In addition, our Nominating and Corporate Governance and Compensation Committees will be required to have a majority of independent directors within 90 days and be fully independent within one year of ceasing to be a controlled company.

The Nominating and Corporate Governance Committee evaluates any relationships of each director and nominee with Bloomin’ Brands and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of Nasdaq. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that (a) Mr. Craigie, Mr. Fitzjohn, Ms. Grossman, Ms. Levy and Mr. Mahoney are independent under the criteria established by Nasdaq for director independence (b) Mr. Craigie, Ms. Levy and Mr. Mahoney are independent under the criteria established by Nasdaq for audit committee membership and (c) Mr. Fitzjohn and Ms. Grossman are independent under the criteria established by Nasdaq for compensation committee membership.

Board Committees and Meetings

During our fiscal year ended December 31, 2013, the Board of Directors held four meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors attended our 2013 annual meeting of stockholders, other than Messrs. Chu, Humphrey and Nunnelly, who had scheduling conflicts.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

The members of the committees, as of the date of this proxy statement, are identified in the following table.

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Andrew B. Balson		Chair	X
James R. Craigie	X		Chair
David R. Fitzjohn		X
Mindy Grossman		X
David Humphrey
Tara Walpert Levy	X
John J. Mahoney	Chair		X
Mark E. Nunnelly			X
Chris T. Sullivan		X

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board of Directors in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls

•	our compliance with legal and regulatory requirements

•	the independent auditor’s qualifications and independence

•	the evaluation of enterprise risk issues

•	the performance of our internal audit function and independent auditor

The Audit Committee held nine meetings during 2013. Our Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Mr. Craigie, Ms. Levy and Mr. Mahoney are independent directors under applicable Nasdaq rules, which require that all of our Audit Committee members be independent. Mr. Mahoney was determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. All of the members meet the requirements for audit committee members under applicable Nasdaq rules regarding the ability to read and understand financial statements.

Compensation Committee

The purpose of the Compensation Committee is set forth in the Compensation Committee charter and is primarily to:

•	oversee our executive compensation policies and practices

•
discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies and programs, and exercising discretion in the administration of such programs

•
produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.” The Compensation Committee held five meetings during 2013.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee charter and is primarily to:

•
identify individuals qualified to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board of Directors

•	review and recommend to our Board of Directors committee structure and operations

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us

•	lead our Board of Directors in its annual review of its performance

The Nominating and Corporate Governance Committee held four meetings during 2013.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning, and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board of Directors; diversity of occupational and personal backgrounds on the Board of Directors; the absence of potential conflicts with Bloomin’ Brands’ interests; and such other criteria as may be established by the Board of Directors from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Mr. Craigie was recommended for consideration by the Nominating and Corporate Governance Committee for nomination for election as a director by our Chief Executive Officer and Chairman of the Board of Directors. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors from stockholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, Ms. Smith currently serves as both Chief Executive Officer and Chairman of the Board of Directors. The Board of Directors has considered its leadership structure and believes at this time that the Company and its stockholders are best served by having one person serve in both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Ms. Smith also is able to use the in-depth focus and perspective gained in her executive function to assist our Board of Directors in addressing both internal and external issues affecting us. The Board of Directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention risks that are material to us. The Board of Directors administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board of Directors, by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code of Business Conduct and Ethics can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Secretary will forward all correspondence to the Board of Directors.

Director Compensation

The Compensation Committee has recommended and our Board of Directors determined that directors who are not our employees, Founders or associated with our Sponsors receive the following compensation for their service on our Board of Directors:

•	Annual retainer of $90,000

•	Additional annual retainer of $20,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Audit Committee

•	Additional annual retainer of $15,000 for serving as chair and $7,500 for serving as a member (other than the chair) of the Compensation Committee

•	Additional annual retainer of $10,000 for serving as chair and $5,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•
Annual grant of restricted stock (beginning in 2014, the grant will be restricted stock units) under the Bloomin’ Brands 2012 Incentive Award Plan (the “2012 Equity Plan”) having a fair market value of $100,000 on the date of our annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter

If a director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock (beginning in 2014, the grant will be restricted stock units) under the 2012 Equity Plan having a fair market value of $100,000 on the date of the first Board of Directors meeting that such director attends, pro rated for the number of months from the month of the director’s election to the Board of Directors until the month of our next annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter.

The following table summarizes the amounts earned and paid to non-employee directors during 2013:

	FEES EARNED OR PAID IN CASH (1)	STOCK AWARDS (2)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)	($)	($)	($)
Andrew B. Balson (3)	$—	$—	$—	$—	$—	$—	$—
Robert D. Basham (3)(4)	—	—	—	—	—	234,000	234,000
J. Michael Chu (3)(5)	—	—	—	—	—	—	—
James R. Craigie (6)	12,772	—	—	—	—	—	12,772
David R. Fitzjohn (7)	—	—	—	—	—	—	—
Mindy Grossman	100,000	66,705	—	—	—	—	166,705
David Humphrey (3)	—	—	—	—	—	—	—
Tara Walpert Levy (8)	50,000	83,404	—	—	—	—	133,404
John J. Mahoney	110,000	113,721	—	—	—	—	223,721
Mark E. Nunnelly (3)	—	—	—	—	—	—	—
Chris T. Sullivan (3)(9)	—	—	—	—	—	2,058,500	2,058,500
_________________

(1)	Cash retainers are paid in quarterly installments. Mr. Craigie’s payment for the fourth quarter was pro rated based on the date that he was appointed to the Board of Directors.

(2)
Represents restricted stock, which vests as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year. In September 2013, Ms. Grossman, and in August 2013, Mr. Mahoney and Ms. Levy, each received a pro rated restricted stock grant covering the period from the month of the anniversary of the first Board of Directors meeting that he or she attended as a director to the month of the next annual stockholder meeting date to transition such directors from receiving annual grants on the anniversary date of joining the Board of Directors to receiving annual grants having a value of $100,000 on the date of the annual meeting of stockholders. Mr. Mahoney’s grant exceeded the $100,000 value because more than a year had elapsed since he last received an annual grant. The amounts represent the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As of December 31, 2013, our directors held the following aggregate number of shares of restricted stock: Ms. Grossman, 7,544 shares; Ms. Levy, 3,359 shares; and Mr. Mahoney, 9,153 shares. Of the restricted stock held by Ms. Grossman and Mr. Mahoney, 4,626 shares and 4,573 shares, respectively, were granted in fiscal year 2012 and vest as to one-third of the shares subject to the initial grant on each anniversary of the grant date.

(3)	Directors associated with our Sponsors or that are one of our Founders do not receive compensation for service on the Board of Directors.

(4)
Mr. Basham’s term as director ended on April 24, 2013. Mr. Basham continues to receive coverage under a split-dollar life insurance policy pursuant to an agreement entered into with us while he was an employee. The amounts in the table include $234,000 of premiums paid by us for Mr. Basham in 2013.

(5)	Mr. Chu resigned from the Board of Directors on February 10, 2014.

(6)	Mr. Craigie joined the Board of Directors on November 15, 2013.

(7)	Mr. Fitzjohn joined the Board of Directors on February 10, 2014.

(8)	Ms. Levy joined the Board of Directors on July 31, 2013.

(9)
Mr. Sullivan had a split-dollar life insurance policy pursuant to an agreement entered into with us while he was an employee. The amount in the table includes (a) an aggregate of $58,500 for premiums paid by us for Mr. Sullivan during 2013 until his policy was terminated on March 27, 2013 and (b) and a termination payment of $2,000,000.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2014. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited Bloomin’ Brands’ consolidated financial statements annually since Bloomin’ Brands was formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2013 and 2012:

FEE CATEGORY	2013	2012
Audit Fees	$2,998,000	$3,023,000
Audit-Related Fees	472,000	305,000
Tax Fees	68,000	56,000
All Other Fees	6,000	5,000
Total Fees	$3,544,000	$3,389,000

Audit Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2013 and 2012, including audited consolidated financial statements presented in our registration statements on Form S-1 filed with the SEC and our Annual Reports on Form 10-K, and the review of the financial statements presented in our Quarterly Reports on Form 10-Q and OSI’s Quarterly Report on Form 10-Q for the first quarter of 2012. In addition, services rendered in 2013 and 2012 included delivery of comfort letters, consents and review of documents in connection with the IPO and subsequent secondary offering of our common stock completed in August 2012 and May 2013, respectively.
Audit-Related Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised controls and compliance reviews in connection with the implementation of our enterprise resource planning system for the fiscal year ended December 31, 2013. These services also consisted of due diligence for potential acquisitions in 2013 and support of the refinancing of our commercial mortgage-backed securities in 2012.
Tax Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding foreign jurisdiction tax compliance and planning for the fiscal years ended December 31, 2013 and 2012.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for an accounting research tool, which we license from PricewaterhouseCoopers LLP, and continuing professional education seminars hosted by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our independent registered certified public accounting firm. The policy provides for the general pre-approval of specific types of services and and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Bloomin’ Brands’ independent registered certified public accounting firm for the fiscal year ending December 28, 2014.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are required to provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 19 and the compensation tables and narrative discussion beginning on page 31 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2013. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain qualified executives in today’s highly competitive market

•	motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•
provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•	ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

•	drive a pay for performance culture

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our continued strong financial performance, the completion of acquisition and financing transactions and the successful implementation of many significant initiatives during 2013, to which our executive team was instrumental, demonstrate the effectiveness of our compensation program.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of Bloomin’ Brands’ executive officers.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 25, 2014 (except as noted) by each person known to us to beneficially own more than 5% of Bloomin’ Brands, Inc.’s common stock, each director, each named executive officer in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options beneficially owned by that person that are exercisable within 60 days following February 25, 2014. The beneficial ownership percentages reflected in the table below are based on 124,921,652 shares of our common stock outstanding as of February 25, 2014.

Except as described below under “Certain Relationships and Related Transactions,” or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIALLY OWNED	PERCENT OF CLASS
Beneficial owners of 5% or more of our common stock:
Bain Capital Entities (1)(2)	52,263,046	41.84%
Wellington Management Company, LLP (3)	10,848,026	8.68%
Catterton Partners and Related Funds (2)(4)	10,843,502	8.68%
Directors and Named Executive Officers:
Andrew B. Balson (5)	—	*
James R. Craigie (6)	4,040	*
David J. Deno (7)	107,708	*
David R. Fitzjohn (6)	—	*
Mindy Grossman (6)	9,857	*
David Humphrey (5)	—	*
Stephen K. Judge (8)	75,000	*
Tara Walpert Levy (6)	3,359	*
John J. Mahoney (6)	11,439	*
Mark E. Nunnelly (5)	—	*
David A. Pace (9)	277,307	*
Elizabeth A. Smith (10)	3,450,000	2.69%
Jeffrey S. Smith (11)	320,288	*
Chris T. Sullivan (2)(12)	4,017,028	3.22%
All current directors and executive officers as a group (13)	10,300,982	7.95%
__________________
* Indicates less than one percent of common stock.

(1)
Based on information contained in a Schedule 13G filed on February 14, 2014.  The shares included in the table consist of: (i) 40,278,964 shares of common stock held by Bain Capital (OSI) IX, L.P., whose general partner is Bain Capital Partners IX, L.P. (“BCP IX”); (ii) 11,407,405 shares of common stock held by Bain Capital (OSI) IX Coinvestment, L.P., whose general partner is BCP IX; (iii) 475,425 shares of common stock held by Bain Capital Integral Investors 2006, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (iv) 94,689 shares of common stock held by BCIP TCV, LLC, whose administrative member is BCI; and (v) 6,563 shares of common stock held by BCIP Associates-G, whose managing partner is BCI.  BCI is also the general partner of BCP IX.  By virtue of the relationships described in this footnote, BCI may be deemed to share beneficial ownership of the shares held by each of Bain Capital (OSI) IX, L.P., Bain Capital (OSI) IX Coinvestment, L.P., Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and BCIP Associates-G (collectively, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel Plantevin, Dwight Poler, Jonathan Zhu and Steven Zide.  Because of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(2)
The Schedules 13G filed on February 14, 2014 by each of the Bain Capital Entities, Catterton Partners and Related Funds (defined below), Mr. Sullivan and the entities affiliated with Mr. Sullivan identified in footnote 13 indicate that such stockholders are members of a “group” as defined under Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, they each may be deemed to have beneficial ownership of the aggregate number of shares held by such group. The group members collectively own 67,123,576 shares, which represents approximately 53.7% of our outstanding shares. Each of the Bain Capital Entities, Catterton Partners and Related Funds, Mr. Sullivan and such entities affiliated with Mr. Sullivan disclaim beneficial ownership of any of the shares held of record and beneficially owned by each other member of the group (other than as otherwise noted in these footnotes).

(3)
Based on information contained in a Schedule 13G filed on February 14, 2014. The shares included in the table consist of: (i) 7,997,400 shares over which Wellington Management Company, LLP has shared voting power and (ii) 10,848,026 shares over which Wellington Management Company, LLP has shared dispositive power. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(4)
Based on information contained in a Schedule 13G filed on February 14, 2014. Represents shares held of record by Catterton Partners VI - Kangaroo, L.P. (“Catterton Partners VI”), a Delaware limited partnership, and Catterton Partners VI - Kangaroo Coinvest, L.P. (“Catterton Partners VI, Coinvest”), a Delaware limited partnership. Catterton Managing Partner VI, L.L.C. (“Catterton Managing Partner VI”), a Delaware limited liability company, is the general partner of Catterton Partners VI and Catterton Partners VI, Coinvest. CP6 Management, L.L.C. (“CP6 Management,” and together with Catterton Partners VI, Catterton Partners VI, Coinvest, and Catterton Managing Partner VI collectively, “Catterton Partners and Related Funds”), a Delaware limited liability company, is the managing member of Catterton Managing Partner VI and as such exercises voting and dispositive control over the shares held of record by Catterton Partners VI and Catterton Partners VI, Coinvest. The management of CP6 Management is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of CP6 Management and as such could be deemed to share voting and dispositive control over the shares held of record and beneficially owned by Catterton Partners and Related Funds. Mr. Chu and Mr. Dahnke both disclaim beneficial ownership of any of the shares held of record and beneficially owned by Catterton Partners and Related Funds. Mr. Chu resigned from the Board of Directors on February 10, 2014. The business address of Catterton Partners is Catterton Partners, 599 West Putnam Avenue, Greenwich, Connecticut 06830.

(5)
Does not include shares of common stock held by the Bain Capital Entities. Each of Messrs. Balson, Humphrey and Nunnelly is a Managing Director and serves on the investment committee of BCI. As a result, and by virtue of the relationships described in footnote (1) above, each of Messrs. Balson, Humphrey and Nunnelly may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. Each of Messrs. Balson, Humphrey and Nunnelly disclaims beneficial ownership of such shares. The address for Messrs. Balson, Humphrey and Nunnelly is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(6)
Includes the following number of shares of restricted stock: Ms. Grossman, 7,544 shares; Ms. Levy, 3,359 shares and Mr. Mahoney, 9,153 shares. Does not include the following number of restricted stock units that will not vest within 60 days of February 25, 2014: Mr. Craigie, 2,170 and Mr. Fitzjohn, 1,085.

(7)
Includes 18,137 shares subject to stock options with an exercise price of $17.40 per share and 80,000 shares with an exercise price of $14.58 per share that Mr. Deno has the right to acquire within 60 days of February 25, 2014. Does not include 374,414 shares subject to stock options that are not exercisable within 60 days of February 25, 2014.

(8)
Includes 75,000 shares subject to stock options with an exercise price of $18.73 per share that Mr. Judge has the right to acquire within 60 days of February 25, 2014. Does not include 225,000 shares subject to stock options that are not exercisable within 60 days of February 25, 2014.

(9)
Includes 210,000 shares subject to stock options with an exercise price of $6.50 per share, 53,320 shares subject to stock options with an exercise price of $10.03 per share and 8,328 shares subject to stock options with an exercise price of $17.40 per share that Mr. Pace has the right to acquire within 60 days of February 25, 2014. Does not include 244,965 shares subject to stock options that are not exercisable within 60 days of February 25, 2014.

(10)
Includes 3,230,000 shares subject to stock options with an exercise price of $6.50 per share and 220,000 shares subject to stock options with an exercise price of $10.03 per share that Ms. Smith has the right to acquire within 60 days of February 25, 2014. Does not include 1,200,000 shares subject to stock options that are not exercisable within 60 days of February 25, 2014.

(11)
Includes 274,000 shares subject to stock options with an exercise price of $6.50 per share, 10,852 shares subject to stock options with an exercise price of $17.40 per share and 6,250 shares subject to performance share units that Mr. Smith has the right to acquire within 60 days of February 25, 2014. Does not include 32,557 shares subject to stock options and 18,750 shares subject to performance share units that are not exercisable within 60 days of February 25, 2014.

(12)
Includes 3,671,443 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. Also includes 345,585 shares held by a charitable foundation for which Mr. Sullivan serves as trustee. The shares held by CTSLP are pledged to Fifth Third Bank to secure debt of approximately $17.7 million.

(13)
Includes a total of 4,594,888 shares subject to stock options and 6,250 shares subject to performance share units that our current directors and executive officers have the right to acquire within 60 days of February 25, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Bloomin’ Brands’ officers and directors and persons who own more than 10% of Bloomin’ Brands’ common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Bloomin’ Brands with copies of all Section 16(a) forms that they file. Based solely on our review of these forms and written representations from the officers and directors, Bloomin’ Brands believes that all Section 16(a) filing requirements were met during fiscal 2013.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis discusses the objectives and design of our executive compensation program. It includes a description of the compensation provided in 2013 to our executive officers who are named in the Summary Compensation Table below. Our “named executive officers” (“NEOs”) for 2013 were:

Elizabeth A. Smith	Chairman of the Board of Directors and Chief Executive Officer
David J. Deno	Executive Vice President and Chief Financial and Administrative Officer
Stephen K. Judge	Executive Vice President and President of Bonefish Grill
David A. Pace	Executive Vice President and Chief Resource Officer
Jeffrey S. Smith	Executive Vice President and President of Outback Steakhouse

Executive Summary

The objectives of our compensation program are summarized below:

OBJECTIVES		HOW WE MEET OBJECTIVES
Attract and retain talented executives	•	Provide a competitive total compensation package taking into account base salary, performance incentives and benefits in order to attract, retain and motivate our employees
Motivate and reward executives	•	Provide a significant portion of each NEO’s target total direct compensation in the form of equity compensation
	•	Balance annual incentives between equity-based and cash-based compensation to support a high-performing culture
Provide a competitive compensation package	•	Benchmark our compensation against similarly sized industry competitors
	•	Target competitive positioning versus +/- market median
Ensure internal equity among the executive officers	•	Review scope of job responsibilities and individual performance in addition to market data
Drive a pay for performance culture	•	Align our executive compensation with short-term and long-term performance objectives and stockholder interests

Company Highlights. We continued our strong financial performance during 2013, successfully implemented many significant initiatives to strengthen our brands and completed acquisition and financing transactions. Our highlights for 2013 include the following:

•
An increase in consolidated revenues of 3.5% to $4.1 billion in 2013 as compared to 2012, driven primarily by an increase in sales from 69 restaurants not included in our comparable restaurant sales base

•
46 system-wide restaurant openings across most brands (41 Company-owned and five franchise locations), and significant progress in restaurant renovations including 84 at Outback Steakhouse and 41 at Carrabba’s Italian Grill in 2013

•	Productivity and cost management initiatives that we estimate allowed us to save approximately $59.0 million in the aggregate in 2013, while our costs increased due to rising commodity prices

•
Income from operations of $225.4 million in 2013 compared to $181.1 million in 2012, which was primarily due to an increase in expenses of $42.1 million associated with our initial public offering in August 2012 that were not incurred in 2013, lower General and administrative expenses combined with $4.4 million in higher operating margins at the restaurant level and partially offset by higher charges for asset impairment and restaurant closings and depreciation and amortization

•	A reduction of $9.0 million in our required interest payments related to the repricing of OSI’s senior secured term loan B facility

•	Acquiring a controlling interest in our Brazil operations representing 47 restaurant locations in Brazil (as of the acquisition date)

This strong financial performance led to payments to our named executive officers under our annual cash incentive plan as described under “Compensation Components—Performance-Based Cash Incentives and other Cash Bonuses” below.

Pay for Performance. A key principle of our compensation philosophy is pay for performance. Our Chief Executive Officer’s and our other named executive officers’ 2013 cash incentive opportunity under our short-term incentive plan was based on Company performance against pre-established goals of corporate Adjusted net income and revenue growth. We exceeded the target for Adjusted net income, but fell short of the target for revenue growth and, as a result, the Chief Executive Officer and the other named executive officers earned performance-based cash incentives at 83% of their targets. In light of previously awarded equity compensation, the Chief Executive Officer did not receive any long-term equity incentive awards in 2013. The other named executive officers received awards of stock options and performance-based share units. The stock options vest ratably over a four-year period and have value to the extent Bloomin’ Brands’ share price appreciates over the term of the award. The performance-based share units vest over a four-year period from the date of grant and the units earned vary to the extent the targets are achieved for each period. We exceeded our 2013 Adjusted net income target and, as a result, the named executive officers’ annual performance-based share unit awards earned based on 2013 results vested at 114% of target.

What We Do and Do Not Do – Components of Our Executive Compensation Program. We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders through the following executive compensation best practices:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Award incentive compensation intended to qualify as performance-based compensation under Section 162(m)	✗	No speculative transactions involving our stock, including hedging
✓	Use a representative and relevant peer group	✗	No stock option re-pricing without stockholder approval
✓	Design an executive compensation program to mitigate undue risk	✗	No cash compensation payments upon death or disability
✓	Include double trigger change-in-control vesting provisions for equity awards	✗	No excise tax gross-ups upon change in control
✓	Award annual incentive compensation and 50% of long-term compensation subject to achievement of objective pre-established performance goals tied to operational and strategic objectives
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee
✓	Provide minimal perquisites with sound business rationale

Compensation Setting Process

Compensation Committee. Our Compensation Committee oversees our executive compensation program and, together with the full Board of Directors in some cases, approves the type and amount of compensation paid to our Chief Executive Officer and other executive officers, approves agreements with our executive officers and provides oversight to our equity compensation plan. The Compensation Committee meets periodically throughout the year to monitor our compensation arrangements and objectives. Salary and target bonus amounts, as well as equity awards for other executives, are recommended by management to the Compensation Committee (or the Board of Directors, in the case of equity awards for officers subject to Section 16(a) reporting requirements) for its consideration and approval. The Compensation Committee reviews the compensation and performance of the Chief Executive Officer and recommends her compensation to the full Board of Directors for approval. Our executive officers are parties to employment agreements or offers of employment that establish, among other things, the executive’s base salary and minimum target bonus, measured as a percentage of base salary, as well as benefits upon a termination of employment and/or a change in control. The Compensation Committee will also consider the annual non-binding stockholder vote on executive compensation in setting compensation each year. At our 2013 annual meeting, this proposal received a vote of over 99% of the votes cast in favor of approving our 2012 compensation. Accordingly, the Compensation Committee did not propose any changes to our 2013 compensation program based on this vote.

Role of Independent Compensation Consultants. The Compensation Committee begins its annual process for deciding how to compensate our executive officers by considering the competitive market data provided by its independent compensation consultant and human resources management. Radford, an Aon Hewitt Company, was engaged by management from the third quarter of 2011 through the second quarter of 2013 to provide competitive market data and recommendations in connection with our analysis of cash and equity compensation practices for executive officers. The comparative market data used by the Compensation Committee included a combination of published survey data, proprietary Aon Hewitt survey data and data from a peer group of companies.

In October 2013, the Compensation Committee engaged Frederic W. Cook (“Cook & Co.”) as its independent compensation consultant. The compensation consultant’s responsibilities include, but are not limited to, providing market data, updating the Compensation Committee on trends and developments in executive compensation, reviewing the design of the executive compensation program periodically and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has the sole authority to hire and terminate Cook & Co. and has access to them without the involvement of management. Cook & Co. attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with our strategy and culture.

After review and consultation with Cook & Co. in advance of Cook & Co.’s engagement, the Compensation Committee determined that Cook & Co. is independent and that there is no conflict of interest resulting from retaining Cook & Co. currently or during the year ended December 31, 2013.

Role of CEO in Compensation Decisions. The Compensation Committee also considers the recommendations of our Chief Executive Officer with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. Generally, our Board of Directors has been responsible for approving, upon the recommendation or approval of the Compensation Committee, equity awards to our executive officers in order to qualify these awards as exempt awards under Rule 16b-3 under the Exchange Act.

Our Executive Compensation Program

Competitive Positioning. Our executive compensation program is designed to target the following market ranges for each component of compensation; however, an individual’s compensation may be below or above the targeted competitive positioning based on individual performance or other business factors.

COMPENSATION COMPONENT	TARGETED RANGE
Base Salary	Market Median
Short-Term Incentives	Between the Median and 75th Percentile
Target Total Cash	Between the Median and 75th Percentile
Long-Term Incentives	Between the Median and 75th Percentile
Target Total Direct Compensation	Between the Median and 75th Percentile

Peer Group and Competitive Market Information. The Compensation Committee utilizes a peer group to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee primarily identifies companies that are of comparable size (based on revenue, market capitalization, and other relevant metrics), maintain strong consumer brands, have multiple consumer brands in their portfolios, have an entrepreneurial culture and compete with us for executive talent.

In December 2012, the Compensation Committee established the peer group to be used as part of its review of competitive market data for setting executive officer compensation for 2013. With assistance from Radford (our former compensation consultant), the Compensation Committee refined the list of companies that had been used in the 2012 peer group to include companies that were more closely aligned to our revenue and market capitalization following the IPO and to take into account the guidance from stockholder advisory firms regarding what they viewed as the appropriate components and size for a comparison group.

PEER GROUP COMPANIES
Bob Evans Farms, Inc.	Hyatt Hotels Corporation	Royal Caribbean Cruises Ltd.
Brinker International, Inc.	Jack in the Box Inc.	Ruby Tuesday, Inc.
Burger King Worldwide, Inc.	L Brands, Inc.	Starbucks Corporation
Chipotle Mexican Grill, Inc.	Las Vegas Sands Corp.	Starwood Hotels & Resorts Worldwide, Inc.
Cracker Barrel Old Country Store, Inc.	MGM Resorts International	Texas Roadhouse, Inc.
Darden Restaurants, Inc.	Panera Bread Company	The Cheesecake Factory Incorporated
DineEquity, Inc.	PetSmart, Inc.	The Wendy’s Company
Foot Locker, Inc.	Ross Stores, Inc.	YUM! Brands, Inc.

To determine competitive market compensation for 2013, the peer group data and national executive compensation survey data compiled by Radford were combined to establish market consensus information against which the Compensation Committee assessed base salary, target short-term incentives, target total cash, long-term incentive value and total target direct compensation. The Compensation Committee also periodically reviews other benchmarking data as presented by the independent compensation consultant and human resources management. This data covers a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, equity burn rates and any other market data the Compensation Committee needs to consider when evaluating our executive compensation program.

Compensation Components

Mix of Total Compensation.
Our executive compensation programs consist of three primary components:

•	base salary

•	performance-based cash incentives

•	long-term equity incentive awards, generally in the form of stock options and performance-based share units,

plus other secondary benefits:

•retention-based cash incentives

•other benefits and perquisites

•change in control and termination benefits

In allocating compensation among the various compensation components, we provide equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation. A significant percentage of cash compensation and total compensation for our named executive officers is allocated to performance-based compensation. Performance-based cash incentives are targeted so that a meaningful percentage of annual cash compensation is dependent on the overall performance of Bloomin’ Brands and/or concept performance along with individual performance. Long-term equity incentives comprise the largest share of total direct compensation and provide a significant link to the stockholder experience. We do not target a specific percentage for each element of compensation relative to total compensation. Our mix of compensation results from targeting a specific competitive level relative to the market.

The charts below show the target compensation mix for the Chief Executive Officer and the average of the other executive officers.

Base Salaries. Base salaries generally reflect demonstrated experience, skills and competencies as well as competitive market value. Base salary levels of our named executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or if necessary to address internal or external equity, as recommended by management.

As a result of the comparative market data analysis, in January 2013, the Compensation Committee made market-based adjustments to the base salaries for Messrs. Deno and Pace to better align their base salaries against the competitive market set and the scope of the individual’s experience, responsibilities and performance.

Base salaries of the named executive officers and the change, if any, are listed in the table below.

NAMED EXECUTIVE OFFICER	2013 BASE SALARY	CHANGE FROM 2012
Elizabeth A. Smith	$975,000	$—
David J. Deno	650,000	50,000
Stephen K. Judge	540,000	N/A
David A. Pace	515,000	30,000
Jeffrey S. Smith	575,000	—

Performance-Based Cash Incentives and Other Cash Incentives. Cash incentives are awarded to all of our executive officers under performance-based cash incentive plans. The design of the short-term incentive plans (“STIP”), which follows a structure that is generally consistent from year to year, reflects the Compensation Committee’s belief that a significant portion of annual compensation for each named executive officer should be based on the financial performance of the Company. These awards are payable based on the achievement of annual financial objectives. For corporate executives, the goals are based on Company results, while the goals for executives with concept specific operating responsibilities are based on a combination of Company and concept results. Annual performance-based cash incentive targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement, but may be adjusted by the Compensation Committee. Actual STIP payouts can range from 0% to a maximum of 200% of the target percentage of base salary for the executive officers based on performance achievement, except for Mr. Judge whose 2013 bonus payment was guaranteed at 100% under the terms of his offer of employment.

•	2013 STIP Targets

The following table presents the 2013 STIP target for each named executive officer, as a percentage of his or her base salary and the change, if any, from 2012.

NAMED EXECUTIVE OFFICER	2013 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2012
Elizabeth A. Smith	100%	—
David J. Deno	85%	—
Stephen K. Judge (1)	85%	N/A
David A. Pace	85%	—
Jeffrey S. Smith	85%	—
__________________
(1)    Mr. Judge was hired as our Executive Vice President and President, Bonefish Grill effective January 1, 2013.

•	2013 STIP Measures

For 2013, the STIP for our three corporate named executive officers (the “2013 Corporate STIP”), Ms. Smith, Mr. Deno and Mr. Pace, was based on two equally weighted measures: Bloomin’ Brands’ Adjusted net income (net income adjusted for certain items that are not considered indicative of ongoing operations as reported by us for such year, which for 2013 included, without limitation, transaction-related expenses, certain store closing impairment charges, payroll tax audit contingencies, purchased intangibles amortization, the impact of debt refinancing, the impact of consolidating our formerly unconsolidated joint venture and the application of a normalized tax rate (“Adjusted Net Income”)) and total revenue growth (measured as the percentage increase in total revenue over the prior fiscal year (“Total Revenue Growth”)).  The cash incentives were payable on a non-linear sliding scale with respect to each component (representing 50% of the total possible payout) based on the following amounts: (a) Adjusted Net Income ranging from $120 million (representing threshold payout at 25% of target), $137 million (representing payout at 50% of target) and $171 million (representing maximum payout at 100% of target), and (b) Total Revenue Growth ranging from 3.4% (representing threshold payout at 25% of target), 5.9% (representing payout at 50% of target) and 7.9% (representing maximum payout at 100% of target).

Mr. Smith’s bonus was based 50% on the 2013 Corporate STIP and 50% on the results of Outback Steakhouse. At the concept level, the two equally weighted measures used are adjusted EBIT (earnings before interest and taxes as adjusted to exclude certain management fees, the impact of restaurant closings, gains and losses on disposed assets and certain other gains and losses (“Adjusted EBIT”)) and Total Revenue Growth for the concept. Mr. Smith’s cash incentive was payable on a non-linear sliding scale with respect to each component (representing 50% of the total possible amount) based on the following amounts: (a) Adjusted EBIT ranging from ranging from $175 million (representing threshold payout at 25% of target), $193 million (representing payout at 50% of target) and $230 million (representing maximum payout at 100% of target), and (b) Total Revenue Growth ranging from 1.7% (representing threshold payout at 25% of target), 4.2% (representing payout at 50% of target) and 6.2% (representing maximum payout at 100% of target).

Adjusted Net Income, Adjusted EBIT and Total Revenue Growth percentage performance levels were established by the Compensation Committee at the beginning of the year based on consideration of the Company’s and/or the concept’s business plan, as well as industry and general economic conditions and trends, among other considerations. The performance levels were expected to present a challenge, especially with persisting economic conditions; however, achievement of these goals was not viewed as requiring or encouraging excessive risk-taking by our executives.

•	2013 Financial Performance

For the 2013 Corporate STIP, Total Revenue Growth of 3.5% was slightly above the threshold measure primarily due to the addition of consolidated sales from the recently acquired controlling interest in our Brazilian operations, offset by restaurant industry sales and traffic trends across our portfolio. Despite these Total Revenue Growth results, we were able to achieve Adjusted Net Income of $142.4 million, which was above the target amount, through productivity initiatives and effective management of expenses.

The challenging macroeconomic environment and the related impact on restaurant sales and traffic industry trends led Outback Steakhouse to achieve Total Revenue Growth of 2%, which was between the threshold and target performance amounts; however, Outback Steakhouse exceeded the target performance measure with $195 million in Adjusted EBIT due to effectively managing costs combined with productivity initiatives to offset the lower than target sales results.

•	2013 Individual Performance

In addition to the financial performance measures listed above, each executive officer was assigned an individual performance rating for the year, as recommended by the Chief Executive Officer, and the Compensation Committee had the discretion to decrease the payout amount for performance that did not meet expectations. Individual performance and subsequent compensation decisions are based on the performance of the business for which the individual is responsible, the individual’s skill set relative to peers, the critical nature of the individual’s role, the difficulty of replacement, their expected future contributions and their role relative to that of other executive officers. Each named executive officer, including our Chief Executive Officer, received an individual performance rating to reflect 100% achievement of these individual performance goals and, therefore, there were no discretionary decreases in the cash incentive payout.

•	2013 STIP Payouts

The total payouts to our named executive officers under the 2013 Corporate STIP and 2013 Outback Steakhouse STIP ranged from $362,519 to $809,250, at 83% of their bonus targets, other than for Mr. Judge. Mr. Judge’s employment offer letter provided for a guaranteed bonus payment at 100% of his target because he was forfeiting a bonus at his former employer when accepting employment with us effective January 1, 2013.

Performance-based cash incentives earned by the named executive officers are reflected in the “—Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Threshold, target and maximum payments for the named executive officers under the 2013 STIP are reflected in “—Grants of Plan-Based Awards for Fiscal 2013.”

Other Bonus Arrangements. In 2013, Mr. Judge received a signing bonus of $1,000,000, which was paid in two lump sum payments in January 2013 and July 2013 with an obligation to repay each payment if he terminated his employment within a year of receiving such payment. Large signing bonuses are not standard in our compensation practice; however, due to the potential compensation from Mr. Judge’s former employer that he forfeited and the unique experience Mr. Judge brought to our Company, this arrangement supported our strategic priorities. This amount is included in the “—Summary Compensation Table” under the heading “Bonus.”

In February 2014, the Compensation Committee and the Board of Directors granted certain executive officers a recognition bonus due to our consistent outperformance of our casual dining competition, based on the Knapp-Track traffic indicator, in a challenging environment. The recognition bonus amounts paid to our Chief Executive Officer and named executive officers were $90,750 for Ms. Smith, $92,360 for Mr. Deno and $37,481 for Mr. Pace. These amounts are included in the “—Summary Compensation Table” under the heading “Bonus.”

Long-Term Equity Incentive Awards. Long-term equity incentive (“LTI”) awards are designed to align a significant portion of total compensation with our long-term goal of increasing the value of the Company. These equity awards are designed to reward longer-term performance, facilitate equity ownership, deter outside recruitment of our key personnel and further align the interests of our executives with those of our stockholders. Equity awards have generally been limited to our executive officers and other key employees and managers who are in a position to contribute substantially to our growth and success. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

•	2013 LTI Awards

In February 2013, the Board of Directors approved, based on the recommendation of the Compensation Committee, grants consisting of 50% in stock options and 50% in performance-based share units (“PSUs”) under the 2012 Equity Plan to our current executive officers other than Ms. Smith and Mr. Judge.  The stock options have an exercise price of $17.40, will vest in equal amounts over a four-year period and are exercisable over a ten-year term, contingent upon continued employment. The PSUs vest over a four-year period, contingent upon continued employment, and the number of units earned vary to the extent the performance targets are achieved for each period. The portion of the PSUs that can vest in the first year (25%) is earned based on achievement of our one-year Adjusted Net Income, with targets set by the Board of Directors based on our 2013 fiscal plan established at the time of grant. In subsequent years, the number of PSUs earned (up to an additional 25% each year) is based on the cumulative Adjusted Net Income achieved relative to our fiscal plan expectations for such years and will be set by the Compensation Committee (or full Board of Directors) at the beginning of each year. Adjusted Net Income was chosen as the performance metric in order to reward executives for successfully balancing profit maximization and the efficient use of capital, both key drivers in creating stockholder value. Participants may earn from 0% to 200% of their targeted PSUs for 2013 (25% of the full award amount) based on the matrix below (dollars in millions).

PERFORMANCE MEASURE	WEIGHTING	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS
		THRESHOLD (50% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2013 Bloomin’ Brands Adjusted Net Income	50%	$120	$137	$171	$142

For Adjusted Net Income amounts between the threshold, target and maximum amounts set forth above, the participant will earn a number of shares based on a non-linear sliding scale between such percentages. No shares are earned for Adjusted Net Income below the threshold. The following table sets forth (a) the aggregate target PSUs awarded in 2013, (b) the number of shares that was earned based on 2013 results and continued employment through the vesting date and (c) the percentage of the tranche eligible for vesting in 2014 (25% of the total award) that were earned, based on the Compensation Committee’s recommendation and the Board of Directors’ approval of the performance achievement.

	PSUs AWARDED	PORTION OF PSUs VESTING IN 2014	PERCENTAGE EARNED
Elizabeth A. Smith	—	—	—
David J. Deno	34,482	8,620	114%
Stephen K. Judge	—	—	—
David A. Pace	15,833	3,958	114%
Jeffrey S. Smith	20,632	5,158	114%

Under the terms of her amended employment agreement, Ms. Smith will be eligible for an equity award grant beginning in 2014 as determined at the discretion of the Compensation Committee and the Board of Directors.

•	Off-Cycle 2013 LTI Awards

Mr. Judge was granted an option to purchase 300,000 shares of our common stock under the 2012 Equity Plan in connection with his hiring in January 2013. This option grant has an exercise price of $18.73 per share and the shares subject to the option grant will vest in equal amounts over a four-year period on each anniversary of his employment start date, contingent upon his continued employment by us. Mr. Judge’s LTI grant is similar to the amount of long-term equity award he was forfeiting from his former employer when accepting the offer of employment at Bloomin’ Brands effective January 1, 2013.

In April 2013, Mr. Smith was granted 50,000 shares under the 2012 Equity Plan, of which 50% were restricted stock and 50% were PSUs, in recognition of his leadership and the performance of the Outback Steakhouse concept. In addition, the grant preserves continuity of leadership while we execute the important long-term objectives and initiatives included in our strategic plan. The restricted stock will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon his continued employment by us. The PSUs will vest in equal amounts over a four-year period, contingent upon his continued employment by us and achievement of Adjusted EBIT for the Outback Steakhouse concept relative to our fiscal plan expectations for such year as set by the Compensation Committee (or the Board of Directors) at the beginning of each year. The PSUs will vest as to 100% of the shares that can vest in each year (25%) if 100% or more of the plan amount is achieved, as to 50% of such shares if 80% of the plan amount is achieved, on a pro rated basis if between 80% and 100% of the plan amount is achieved and will not vest if less than 80% of the plan amount is achieved.

See “—Grants of Plan-Based Awards for Fiscal 2013” for additional information regarding 2013 equity awards to the named executive officers.

•	Changes for 2014

During 2013, the Compensation Committee undertook a review of the design of the long-term equity incentive program to assess its alignment with market practice and support of our strategy and financial objectives. The Compensation Committee determined that, under the 2014 long-term equity incentive awards program, the performance metric will change from Adjusted Net Income to Adjusted diluted earnings per share attributed to Bloomin’ Brands. This measure was selected to ensure a strong focus on our overall profit goals and the underlying drivers of sales, cost management and financial efficiency.

Other Benefits and Perquisites. The named executive officers are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include automobile allowances, life insurance, medical insurance, annual physical examinations, vacation, and personal use of corporate aircraft for our Chief Executive Officer. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the named executive officers.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contribution to date. In the event of the employee’s termination of employment other than by reason of disability or death, the employee is entitled to receive the full balance in the account in a single lump sum unless the employee has completed either five years of participation or ten years of service as of the date of termination of employment, in which case, the account will be paid as elected by the employee in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the named executive officers are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Change in Control and Termination Benefits. Each employment agreement or offer of employment establishes, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation.” Transition provisions under Section 162(m) may apply for a period of three to four years following the IPO to certain compensation arrangements that were entered into prior to our stock being publicly traded. We expect that our Compensation Committee may seek to qualify the variable compensation paid to our named executive officers under certain of these arrangements for an exemption from the deductibility limitations of Section 162(m) when such limitations are applicable.  Mr. Judge’s compensation and the recognition bonuses to our other executive officers do not fall under these transition provisions, so this compensation is subject to the Section 162(m) deductibility limitations.  Accordingly, our Compensation Committee has and may in the future, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or otherwise in our best interests. In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that our deductions may be challenged or disallowed.

Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee(1)
Andrew B. Balson, Chairman
David R. Fitzjohn
Mindy Grossman
Chris T. Sullivan
__________________

(1)	Ms. Grossman and Mr. Fitzjohn joined the Compensation Committee on November 15, 2013 and February 10, 2014, respectively.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Balson, Chu, Fitzjohn and Sullivan and Ms. Grossman. Mr. Balson is a Managing Director of Bain Capital. Our former director, Mr. Chu, is Managing Partner and Co-Founder of Catterton. Mr. Sullivan is one of our Founders, our former Chief Executive Officer, one of our stockholders and our director. An investor group, which includes Bain Capital, Catterton and Mr. Sullivan, collectively held approximately 53.7% of our outstanding common stock as of February 25, 2014.

Stockholders Agreements

In connection with the Merger, we entered into a stockholders agreement with our Sponsors, Founders and certain other stockholders. In connection with the completion of the IPO, all of the provisions of the stockholders agreement terminated in accordance with the terms of the stockholders agreement.

On August 7, 2012, we entered into the Stockholders Agreement with our Sponsors and two of our Founders that became effective upon consummation of the IPO. This Stockholders Agreement grants our Sponsors the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital has the right to designate two nominees and Catterton has the right to designate one nominee for election to our Board of Directors. If Catterton’s ownership level falls below 1% of our outstanding common stock, Catterton will no longer have a right to designate a nominee and Bain Capital will have the right to designate three nominees for election to our Board of Directors. If at any time the Sponsors own more than 3% and less than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees for election to our Board of Directors. However, if at the time of the nomination, Catterton’s ownership percentage of our outstanding common stock is greater than Bain Capital’s ownership percentage, each of Bain Capital and Catterton will have the right to designate one nominee for election to our Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of our Board of Directors, other than the Audit Committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, they have the right to require that our Board of Directors not exceed nine directors, unless Bain Capital requests that the size of the Board of Directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies. If a vacancy is created by the death, disability, retirement, resignation or removal of a Bain Capital or Catterton designee to the Board of Directors, we have agreed to take all action necessary to cause the vacancy to be filled by a person designated by Bain Capital or Catterton, as the case may be. On February 10, 2014, Mr. Chu, who is associated with Catterton, resigned from the Board of Directors and Catterton did not designate a nominee to fill his seat. As of February 25, 2014, the Sponsors and one of our Founders collectively held approximately 53.7% of our outstanding common stock.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with our Sponsors, Founders and certain other stockholders. The registration rights agreement provided the Sponsors and Founders with certain demand registration rights in respect of the shares of our common stock held by them. The Sponsors, Founders and certain other stockholders exercised their rights under the agreement and sold common stock in our IPO.

In connection with the IPO, on August 7, 2012, we entered into an amended and restated registration rights agreement to remove provisions that apply to an initial public offering, to facilitate charitable giving in connection with securities offerings and to make other clarifying changes. In addition, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Sponsors, two of our Founders and other parties to this agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors, two of our Founders and such other holders have piggyback registration rights providing them with the right to require us to include in such registration the shares of common stock held by them (excluding any shares that may be disposed of under Rule 144 without a volume limitation). We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors, two of our Founders or other holders described above. The registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors and two of our Founders. The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933 (the “Securities Act”) or Section 20 of the Exchange Act, who the Company refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registration. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we are not required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Restaurant Leases

In 2013, 2012 and 2011, MVP LRS, LLC (“MVP”), an entity owned primarily by our Founders (one of whom is also a director) paid us approximately $0.5 million, $0.6 million and $0.6 million per year, respectively, in lease payments for two restaurants in its Lee Roy Selmon’s concept, which was purchased from us in 2008. We also guarantee lease payments by MVP under two leases and, in 2014, entered into a new lease with MVP with respect to one of the properties previously used by one of the Lee Roy Selmon’s restaurants.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on its review, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes compensation earned by our named executive officers for 2013.

NAMED EXECUTIVE OFFICER			BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	SALARY	(1)	(2)	(2)	(3)	(4)	TOTAL
Elizabeth A. Smith	2013	$975,000	$90,750	$—	$—	$809,250	$63,808	$1,938,808
Chief Executive Officer	2012	941,552	22,425,000	—	—	932,137	151,544	24,450,233
and Chairman of the Board	2011	1,000,000	3,000,000	—	3,041,066	1,197,650	308,523	8,547,239

David J. Deno (5)	2013	644,423	92,360	599,987	599,930	454,640	3,096	2,394,436
Executive Vice President,	2012	380,769	466,000	—	2,824,000	510,000	4,175	4,184,944
Chief Financial
and Administrative Officer

Stephen K. Judge (6)	2013	527,538	1,000,000	—	2,672,684	459,000	380,903	5,040,125
Executive Vice President,
President of Bonefish Grill

David A. Pace	2013	513,846	37,481	275,494	275,468	362,519	13,481	1,478,289
Executive Vice President
and Chief Resource Officer

Jeffrey S. Smith	2013	573,269	—	1,404,497	358,952	404,441	8,729	2,749,888
Executive Vice President	2012	500,000	51,000	—	—	480,250	5,352	1,036,602
and President of Outback	2011	500,000	—	—	—	548,800	4,800	1,053,600
_________________

(1)	The amount for Mr. Judge in 2013 represents a signing bonus of $1,000,000 per the terms of his offer of employment. The amounts for the other executive officers in 2013 represent recognition bonuses.

(2)
The amounts reported for stock awards represent the aggregate grant date fair value of PSUs at target and restricted stock granted during 2013. The value of the PSUs assuming achievement of the maximum performance level of 200% would be: Mr. Deno, $1,199,974; Mr. Pace, $550,988; and Mr. Smith, $1,763,494. See “—Compensation Discussion and Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms. The amounts for option awards represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic No. 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. See Note 5, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for the assumptions made to value the stock option awards.

(3)
Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Cash Incentives” for a description of the plans for 2013. Pursuant to his offer of employment, Mr. Judge received a guaranteed payment of his STIP award at the target amount. The amounts earned were based on the achievement of specified, pre-determined levels of Company-wide or concept Adjusted EBIT and comparable sales increases over the prior year in 2012 and Company-wide or concept Adjusted EBIT in 2011, relative to a percentage of the named executive officer’s bonus potential.

(4)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

(5)	Mr. Deno joined Bloomin’ Brands in May 2012.

(6)	Mr. Judge joined Bloomin’ Brands in January 2013.

All Other Compensation

The amounts shown for “All Other Compensation” for 2013 include the following:

NAMED
EXECUTIVE	LIFE
OFFICER	INSURANCE	AUTO	RELOCATION (a)	AIRPLANE (b)	OTHER	TOTAL
Elizabeth A. Smith	$2,553	$—	$—	$61,255	$—	$63,808
David J. Deno	3,096	—	—	—	—	3,096
Stephen K. Judge	810	—	380,093	—	—	380,903
David A. Pace	1,283	—	12,198	—	—	13,481
Jeffrey S. Smith	1,242	4,800	—	—	2,687	8,729
__________________

(a)
The amount shown for Mr. Judge reflects relocation costs paid by us in connection with his offer of employment in January 2013 and includes a gross-up for associated tax obligations of $104,256. The amount shown for Mr. Pace reflects relocation expenses owed upon the sale of the home he owned prior to accepting employment with us in 2010 and includes a gross-up for associated tax obligations of $3,336.

(b)
The amount shown reflects (i) the aggregate incremental cost to us of personal use of our aircraft based on an hourly charge, determined to include the cost of fuel and other variable costs associated with the particular flights, and (ii) a gross-up for associated tax obligations of $25,696. Since our aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, including the cost of the aircraft and the cost of maintenance not related to specific trips.

Grants of Plan-Based Awards for 2013

The following table summarizes the performance-based cash incentive awards and long-term stock incentive awards made during 2013.

											GRANT
								ALL	ALL OTHER		DATE
								OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS	EXERCISE	VALUE
		UNDER NON-EQUITY			UNDER EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
NAMED		PLAN AWARDS (1)			PLAN AWARDS (2)			OF	UNDERLYING	OPTION	OPTION
EXECUTIVE	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS (3)
OFFICER	DATE	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Elizabeth A. Smith
Annual STIP Bonus		487,500	975,000	1,950,000	—	—	—	—	—	—	—
David J. Deno
Annual STIP Bonus		276,250	552,500	1,105,000	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2013	—	—	—	17,241	34,482	68,964	—	—	—	599,987
Annual Option Grant	2/26/2013	—	—	—	—	—	—	—	72,551	17.40	599,930
Stephen K. Judge
Annual STIP Bonus		229,500	459,000	918,000	—	—	—	—	—	—	—
Sign-on Grant (4)	2/1/2013	—	—	—	—	—	—	—	300,000	18.73	2,672,684
David A. Pace
Annual STIP Bonus		218,875	437,750	875,500	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2013	—	—	—	7,917	15,833	31,666	—	—	—	275,494
Annual Option Grant	2/26/2013	—	—	—	—	—	—	—	33,313	17.40	275,468
Jeffrey S. Smith
Annual STIP Bonus		244,375	488,750	977,500	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2013	—	—	—	10,316	20,632	41,264	—	—	—	358,997
Annual Option Grant	2/26/2013	—	—	—	—	—	—	—	43,409	17.40	358,952
Retention PSU Grant	4/24/2013	—	—	—	12,500	25,000	25,000	—	—	—	522,750
Retention Restricted Stock Grant (5)	4/24/2013	—	—	—	—	—	—	25,000	—	—	522,750

__________________

(1)
Amounts represent performance-based cash incentive awards under the 2013 Corporate STIP for Ms. Smith and Messrs. Deno and Pace and 50% under the 2013 Corporate STIP and 50% under the 2013 Outback Steakhouse LTIP for Mr. Smith. Mr. Judge received a guaranteed bonus payment at 100% of his target pursuant to his employment offer letter. See “—Compensation Discussion & Analysis” under the heading “Performance-Based Cash Incentives” and “—Summary Compensation Table” under the heading “Non-Equity Plan Compensation” for a description of the STIPs and actual payout amounts.

(2)
Amounts represent potential shares to be issued upon settlement of PSUs, which vest as to 25% of the shares on each anniversary of the grant date, contingent upon such executive’s continued employment by us, and are earned based upon the achievement of performance targets for each period. See “—Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms. The executive generally forfeits any portion of the award that is unvested upon his termination date or for which the threshold target is not achieved. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(3)
We valued the PSUs and restricted stock awards by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the grant date by the number of PSUs (at target) and shares of restricted stock awarded. We valued the stock option awards in accordance with FASB ASC Topic No. 718 using the Black-Scholes option pricing model. See Note 5, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for the assumptions made to value the stock option awards.

(4)
Stock option grant vests as to 25% of the shares on each anniversary of Mr. Judge’s employment start date, contingent upon his continued employment by us. He generally forfeits any portion of the award that is unvested upon his termination date. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(5)
Restricted stock grant vests as to 25% of the shares on each anniversary of the grant date, contingent upon Mr. Smith’s continued employment by us. He has the right to vote and receive dividends with respect to the shares, but may not transfer or otherwise dispose of the unvested shares. He generally forfeits any portion of the award that is unvested upon his termination date. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

Outstanding Equity Awards at 2013 Year-End

The following table summarizes outstanding stock options and unvested restricted stock and PSU awards for each named executive officer as of December 31, 2013.

	OPTION AWARDS				STOCK AWARDS

					SHARES OF		UNEARNED
					RESTRICTED		PSU
			OPTION		STOCK AWARDS		AWARDS
	NUMBER OF		EXERCISE		THAT HAVE		THAT HAVE
	SECURITIES UNDERLYING		PRICE	OPTION	NOT VESTED		NOT VESTED
	UNEXERCISED OPTIONS (#)		PER	EXPIRATION	NUMBER OF	MARKET	NUMBER OF	MARKET
NAMED EXECUTIVE	EXERCISABLE	UNEXERCISABLE	SHARE	DATE	SHARES	VALUE	SHARES	VALUE
OFFICER		(1)	(2)		(#) (1)	(3)	(#) (1)(4)	(3)
Elizabeth A. Smith
Stock Options - Grant A - Tranche A (5)(6)	620,000	217,500	$6.50	11/16/2019	—	—		$—
Stock Options - Grant A - Tranche B, C, D (5)(7)	2,610,000	652,500	6.50	11/16/2019	—	—	—	—
Stock Options - Grant B (8)	220,000	330,000	10.03	7/1/2021	—	—	—	—
David J. Deno	—
Stock Options - Grant (8)	80,000	320,000	14.58	5/10/2022	—	—	—	—
Equity Awards - Grant B	—	72,551	17.40	2/26/2023	—	—	34,482	827,913
Stephen K. Judge
Stock Options - Grant (8)	—	300,000	18.73	2/1/2023	—	—	—	—
David A. Pace
Stock Options - Grant A (9)	210,000	140,000	6.50	8/16/2020	—	—	—	—
Stock Options - Grant B	53,320	79,980	10.03	12/9/2021	—	—	—	—
Equity Awards - Grant C	—	33,313	17.40	2/26/2023	—	—	15,833	380,150
Jeffrey S. Smith
Stock Options - Grant A	274,000	—	6.50	4/16/2020	—	—	—	—
Equity Awards - Grant B (8)	—	43,409	17.40	2/26/2023	—	—	20,632	495,374
Equity Awards - Grant C (10)	—	—	—	—	25,000	600,250	—	—
Equity Awards - Grant D	—	—	—	—	—	—	25,000	600,250

__________________

(1)
Unvested portions of awards are generally forfeited upon termination of employment. See footnote (5) below and “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(2)
In March 2010, we offered all then active executive officers, other than Ms. Smith (since her stock options already had an exercise price of $6.50 per share), and all of our other employees the opportunity to exchange outstanding stock options with an exercise price of $10.00 per share for the same number of replacement stock options with an exercise price of $6.50 per share. Under the exchange program, the vested portion of the eligible stock options as of the grant date of the replacement stock options were exchanged for stock options that were fully vested. The unvested portion of the exchanged stock options were exchanged for unvested replacement stock options that vest and become exercisable over a period of time that is equal to the remaining vesting period of the exchanged stock options, plus one year, subject to the participant’s continued employment through the new vesting date. All eligible stock options were exchanged pursuant to the exchange program. The original stock options were canceled, and the issuance of the replacement stock options occurred on April 6, 2010.

(3)
Market value is calculated by multiplying $24.01, which was the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2013, by the number of shares subject to the award.

(4)
Amounts represent potential shares to be issued upon settlement of PSUs, which vest as to 25% of the shares on each anniversary of the grant date, contingent upon such executive’s continued employment by us, and are earned based upon the achievement of performance targets for each period. See “—Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms.

(5)
On November 16, 2009, we granted Ms. Smith an option to purchase an aggregate of 4,350,000 shares of our common stock under our 2007 Equity Incentive Plan in four tranches (A-D) of 1,087,500 options each. The stock options vest in five equal annual installments, with accelerated vesting upon a termination of employment without cause or for good reason, each as defined in Ms. Smith’s employment agreement (50% in the event of a termination of employment other than after a qualifying change in control and 100% in the event of a termination of employment following a qualifying change in control). The stock options, to the extent vested, will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of stock option and the nature of the termination, except that all stock options, whether or not then vested, will be forfeited upon a termination for cause.

(6)	The unvested tranche A stock options vest and become exercisable on November 16, 2014, generally subject to Ms. Smith remaining continuously employed through the vesting date.

(7)
The unvested tranches B, C and D stock options vest on November 16, 2014, generally subject to Ms. Smith remaining continuously employed through the vesting date, and all shares subject to the option were to become exercisable (to the extent then vested) if (a) an initial public offering was completed in 2012 or we experience a change in control (each, a “Qualifying Liquidity Event”), (b) if certain performance targets are met ranging from $5.00 per share to $10.00 per share, depending on the particular tranche, relating to the value of our common stock at the time of the Qualifying Liquidity Event and (c) in the case of an initial public offering, the volume-weighted average trading price of our common stock, as defined in the agreement, is equal to or greater than the specified performance targets over a rolling six-month period. The IPO met the thresholds for a Qualifying Liquidity Event and, in order for vested options to be exercised, a threshold stock price ranging from $5.00 to $10.00 depending on the tranche of the option must be maintained for a six-month period prior to such exercise, which was achieved as of February 3, 2013.

(8)    Stock option grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment by us.
(9)    Stock option grant vests as to 20% of the shares on each anniversary of the grant date, contingent on continued employment by us.

(10)	Restricted stock grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment by us.

Option Exercises for Fiscal 2013

The following table summarizes the exercise of stock options held by the named executive officers during fiscal 2013.

OPTION AWARDS
NUMBER OF
	SHARES	VALUE
NAMED	ACQUIRED	REALIZED
EXECUTIVE	ON EXERCISE	ON EXERCISE
OFFICER	(#)	($)
Elizabeth A. Smith	250,000	$5,146,575
David J. Deno	—	—
Stephen K. Judge	—	—
David A. Pace	—	—
Jeffrey S. Smith	25,000	600,000

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “—Compensation Discussion and Analysis” under the heading “Compensation Components–Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2013 to our Deferred Compensation Plan by the only named executive officer who participated along with aggregate gains for the year and the aggregate balance as of December 31, 2013. We did not make any contributions to the Deferred Compensation Plan during 2013. Named executive officers are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “Other Compensation” in the “Summary Compensation Table.”

AGGREGATE
NAMED	EXECUTIVE	AGGREGATE	WITHDRAWALS/	AGGREGATE
EXECUTIVE	CONTRIBUTIONS	EARNINGS	DISTRIBUTIONS	BALANCE AT
OFFICER	IN 2013	IN 2013	IN 2013	DECEMBER 31, 2013
Stephen K. Judge	$95,539	$5,288	$—	$100,827

Potential Payments Upon Termination or Change in Control

Each of the named executive officers is party to an employment agreement or offer of employment and other arrangements with us, which are summarized below, that may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “—Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as named executive officers as of the end of 2013.

Change in Control Plan

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•
A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Ms. Smith, two times the sum of her base salary and her target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•	Accelerated vesting of all outstanding equity awards

•	Continued eligibility to participate in group health benefits for 18 months following the termination

•	Outplacement services for six months following the termination

•	Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Ms. Smith

Effective November 2009, we entered into an employment agreement with Ms. Smith in connection with the commencement of her employment by us. Her employment agreement was amended and restated in September 2012 to extend its term to August 13, 2017, subject to earlier termination under certain circumstances described below. The term of her employment is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Ms. Smith’s employment may be terminated as follows:

•	Upon her death or disability (as defined in the agreement)

•
By us for Cause. “Cause” is defined to include: her (i) willful failure to perform, or gross negligence in the performance of, her duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods, (ii) indictment or conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude, (iii) engaging in illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates or (iv) any material and knowing violation by her of any covenant or restriction contained in her employment agreement or any other agreement entered into with us or our affiliates

•	By us other than for Cause

•
By Ms. Smith for Good Reason. “Good Reason” is defined to include: (i) a material diminution in the nature or scope of her duties, authority or responsibilities, including, without limitation, loss of membership on our Board of Directors (with certain listed exceptions), (ii) a reduction of her annual base salary or annual target cash bonus, (iii) requiring her to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida, or (iv) a material breach by us of our obligations under her employment agreement

•	By Ms. Smith other than for Good Reason

Ms. Smith will be entitled to receive severance benefits if her employment is terminated by us other than for Cause or if she terminates employment for Good Reason. If her employment is terminated under these circumstances, she will be entitled to receive severance benefits as follows:

•
Earned but unpaid base salary as of the date of termination, any annual bonus earned in the fiscal year preceding that in which termination occurs that remains unpaid, and amounts accrued and payable under any employee benefit plans, including tax gross-up payments in connection with the reimbursement of private airplane usage through the date of termination (“Final Compensation”)

•
Severance equal to two times the sum of her base salary at the rate in effect on the date of termination plus her target annual cash bonus for the year of termination, payable in 24 equal monthly installments from the effective date of such termination

In the event Ms. Smith’s employment is terminated due to her death or disability, she will receive Final Compensation as of the date of her employment termination, plus a pro rata portion of her target bonus for the year of termination.

A change in control of the Company does not trigger any severance payments to her under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Ms. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

Mr. Deno entered into an employment agreement with us effective May 7, 2012 for an original term commencing on May 7, 2012 and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Deno’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•
By us for Cause. “Cause” is defined to include: (i) his failure to perform the duties required of him in a manner satisfactory to us, in our sole discretion; (ii) any dishonesty in his dealing with us or our affiliates, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his indictment, charge or conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies

•	At our election, including in the event of a determination by us to cease business operations

•
By Mr. Deno for Good Reason. “Good Reason” is defined to include: (i) the assignment to him of any duties inconsistent with his position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as Executive Vice President, Chief Financial and Administrative Officer, any diminution in his position, authority, duties or responsibilities (excluding isolated, insubstantial and inadvertent action not taken in bad faith), (ii) a reduction of his base salary or benefits, as in effect on the date of his employment agreement, unless a similar reduction is made in salary and benefits of all of our other executive officers, or (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Deno’s employment agreement provides that he will receive severance benefits in the event of a termination of employment by us without Cause or by him with Good Reason. Under these circumstances, he will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Deno under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Judge

Mr. Judge agreed to an offer of employment with Bonefish Grill, our wholly-owned subsidiary, effective on January 1, 2013.

Mr. Judge’s employment may be terminated as follows:

•	Upon his death or disability

•
By Bonefish Grill for Cause. “Cause” is defined to include: (i) any dishonesty in his dealing with Bonefish Grill, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (ii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iii) any violation of any material published policy of Bonefish Grill or its affiliates

•	By him for any or no reason

•	Bonefish Grill in its sole discretion, for any or no reason

For all purposes of his offer of employment, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Judge’s offer of employment provides that he will only receive severance benefits in the event of a termination of employment if his employment is terminated under the circumstances described in the last bullet above. In this case, he will be entitled to receive severance compensation equal to the sum of his base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Judge under his offer of employment. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Judge would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Pace

Mr. Pace entered into an employment agreement with us effective August 16, 2010 and amended effective December 16, 2011. His employment agreement was for an original term commencing on August 16, 2010 and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Pace’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•
By us for Cause. “Cause” is defined to include: (i) his failure to perform the duties assigned to him in a manner satisfactory to the Company, in our sole discretion; (ii) any dishonesty in his dealing with us or our affiliates, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies

•	At our election, including upon the sale of majority ownership interest in us or substantially all of our assets or in the event of a determination by the Company to cease business operations

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Pace’s employment agreement provides that he will receive severance benefits in the event of a termination of employment by us without Cause. Under these circumstances, he will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Pace under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Pace would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Smith

Mr. Smith entered into an employment agreement with Outback Steakhouse of Florida, LLC (“Outback Steakhouse”), our wholly-owned subsidiary, effective April 12, 2007 and amended on January 1, 2009 and January 1, 2012. The initial term of his employment agreement was for a period commencing on April 12, 2007 and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Smith’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•
By Outback Steakhouse for Cause. “Cause” is defined to include: (i) any dishonesty in his dealing with Outback Steakhouse, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (ii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iii) any violation of any material published policy of Outback Steakhouse or its affiliates

•
At the election of Outback Steakhouse, including upon the sale of a majority ownership interest in Outback Steakhouse or substantially all the assets of Outback Steakhouse or in the event of a determination by Outback Steakhouse to cease business operations

•	By Outback Steakhouse in its sole discretion, for any or no reason

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Smith’s employment agreement provides that he will only receive severance benefits in the event of a termination of employment if his employment is terminated under the circumstances described in the last bullet above. In this case, he will be entitled to receive severance compensation equal to the sum of his base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Smith under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Equity Awards

As a general matter, unless otherwise provided in an individual’s award agreement or other agreement or arrangement, upon a termination of employment or service all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination, depending on the reason for termination; provided, however, that if the individual’s employment or service is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, will terminate immediately.

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012 Equity Plan provide as follows:

•	Restricted stock and restricted stock units awards to our directors become fully vested upon a change of control

•
Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•
PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Stock Options: Ms. Smith

Pursuant to the terms of Ms. Smith’s option agreement, upon a termination of Ms. Smith’s employment with the Company by her for Good Reason or by us other than for Cause, Ms. Smith will be entitled to receive accelerated vesting of her outstanding options (50% in the event of a termination of employment other than after a qualifying change in control and 100% in the event of a termination of employment following a qualifying change in control). Ms. Smith’s option agreement provides that a portion of the outstanding stock options become exercisable following a Qualifying Liquidity Event in which the value of our common stock exceeds certain minimum thresholds at the time of the event and, in the case of an initial public offering, for a subsequent six-month period. Our IPO met the thresholds for a Qualifying Liquidity Event at the time of the offering and the options became exercisable (to the extent the applicable service periods have been met) as of February 3, 2013 because the volume-weighted average trading price of our common stock, as defined in the agreement, was equal to or greater than the specified performance targets over a rolling six-month period. The options, to the extent vested, will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of option and the nature of the termination, except that all options, whether or not then vested, will be forfeited on a termination for Cause.

Restrictive Covenants

Each of the named executive officers is subject to non-competition and other restrictive covenants under his or her employment agreement or offer of employment. Based on the terms of their agreements, each named executive officer has agreed not to compete with us during his or her employment and for a specified period of time following a termination of employment for any reason (Ms. Smith, Mr. Deno and Mr. Smith for a period of 24 months; and Mr. Pace and Mr. Judge generally for a period of 12 months). Each named executive officer’s continued compliance with this non-competition covenant is a condition to our obligation to pay the severance amounts due under his or her employment agreement or offer of employment.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as named executive officers, following a termination of employment (i) by us without Cause or by the executive for Good Reason without a change in control, (ii) by us without Cause or by the executive for Good Reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of disability or (v) as a result of death, in each case, assuming that such termination of employment occurred on December 31, 2013.

No payments or benefits are due to the named executive officers following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $24.01, which was the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2013. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	DISABILITY	DEATH
	(1)	($)	($)	($)	($)	($)
Elizabeth A. Smith (2)	Severance	$2,925,000	$3,900,000	$—	$—	$—
	Equity Awards (2)	59,632,900	79,480,000	59,632,900	59,632,900	59,632,900
	Health and Welfare Benefits	—	17,721	—	—	—
	Total	$62,557,900	$83,397,721	$59,632,900	$59,632,900	$59,632,900

David J. Deno	Severance	$650,000	$1,803,750	$—	$—	$—
	Equity Awards (2)	754,400	5,079,475	754,400	754,400	754,400
	Health and Welfare Benefits	—	18,009	—	—	—
	Total	$1,404,400	$6,901,234	$754,400	$754,400	$754,400

Stephen K. Judge	Severance (3)	$540,000	$1,498,500	$—	$—	$—
	Equity Awards (2)	—	1,584,000	—	—	—
	Health and Welfare Benefits	—	18,009	—	—	—
	Total	$540,000	$3,100,509	$—	$—	$—

David A. Pace	Severance	$515,000	$1,429,125	$—	$—	$—
	Equity Awards (2)	4,422,514	8,592,383	4,422,514	4,422,514	4,422,514
	Health and Welfare Benefits	—	13,151	—	—	—
	Total	$4,937,514	$10,034,659	$4,422,514	$4,422,514	$4,422,514

Jeffrey S. Smith	Severance (3)	$575,000	$1,595,625	$—	$—	$—
	Equity Awards (2)	4,797,740	6,780,548	4,797,740	4,797,740	4,797,740
	Health and Welfare Benefits	—	18,009	—	—	—
	Total	$5,372,740	$8,394,182	$4,797,740	$4,797,740	$4,797,740
__________________

(1)	Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.

(2)
Amounts represent intrinsic value of vested stock options since the fair market value of a share of our common stock, as of December 31, 2013, was greater than the exercise price of the stock options held by the named executive officers.

(3)
Mr. Judge’s and Mr. Smith’s severance (base salary in effect at termination) is only payable upon termination of employment by us without cause (as defined in their offer of employment or employment agreement).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics requires each member of the Board of Directors and each member of management and the management of our subsidiaries and of each of our significant affiliates to disclose to the Chief Legal Officer or the Audit Committee, as applicable, the material terms of any related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The Chief Legal Officer or the Audit Committee must advise the Board of Directors of the related person transaction and any requirement for disclosure in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such acts and related rules.

The transactions below were reviewed under our Code of Business Conduct and Ethics or, with respect to transactions prior to our IPO, under a similar written code of business conduct and ethics of OSI.

Arrangements With Our Sponsors and Founders

Management Agreement

Upon completion of the Merger, we entered into a management agreement with Kangaroo Management Company I, LLC (the “Management Company”), whose members are our Founders and entities associated with our Sponsors.  In accordance with the management agreement, the Management Company was to provide management services to the Company until the tenth anniversary of the completion of the Merger, with one-year extensions thereafter until terminated. The management agreement provided that it would terminate automatically immediately prior to our completion of an initial public offering. Under the terms of the agreement, the Management Company received an aggregate annual management fee equal to $9.1 million and reimbursement for out-of-pocket and other reimbursable expenses incurred by it, its members, or their respective affiliates in connection with the provision of services pursuant to the agreement.  The management agreement also included customary exculpation and indemnification provisions in favor of the Management Company, Bain Capital and Catterton and their respective affiliates.

In May 2012, we amended the management agreement to provide that if the management agreement was terminated due to our completion of an initial public offering in 2012, the Management Company would receive, within 60 days of completion of the IPO, but in all events on or before December 31, 2012, a termination fee of $8.0 million. This termination fee was payable in addition to the pro rated periodic fee as provided in the management agreement. The management agreement terminated in connection with our IPO in August 2012 and we paid management fees to the Management Company, including the termination fee, out-of-pocket and other reimbursable expenses, of approximately $13.8 million for the year ended December 31, 2012.

Stockholders Agreement

In connection with the Merger, we entered into a stockholders agreement with our Sponsors, Founders and certain other stockholders. In connection with the completion of the IPO, all of the provisions of the stockholders agreement terminated in accordance with the terms of the stockholders agreement.

On August 7, 2012, we entered into the Stockholders Agreement with our Sponsors and two of our Founders that became effective upon consummation of the IPO and grants our Sponsors the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital has the right to designate two nominees and Catterton has the right to designate one nominee for election to our Board of Directors. On February 10, 2014, Mr. Chu resigned from the Board of Directors. Catterton did not nominate a replacement. If Catterton’s ownership level falls below 1% of our outstanding common stock, Catterton will no longer have a right to designate a nominee and Bain Capital will have the right to designate three nominees for election to our Board of Directors. If at any time the Sponsors own more than 3% and less than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees for election to our Board of Directors. However, if at the time of the nomination, Catterton’s ownership percentage of our outstanding common stock is greater than Bain Capital’s ownership percentage, each of Bain Capital and Catterton will have the right to designate one nominee for election to our Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of our Board of Directors, other than the audit committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, they have the right to require that our Board of Directors not exceed nine directors, unless Bain Capital requests that the size of the Board of Directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies. If a vacancy is created by the death, disability, retirement, resignation or removal of a Bain Capital or Catterton designee to the Board of Directors, we have agreed to take all action necessary to cause the vacancy to be filled by a person designated by Bain Capital or Catterton, as the case may be. On February 10, 2014, Mr. Chu, who is associated with Catterton, resigned from the Board of Directors and Catterton did not designate a nominee to fill his seat. As of February 25, 2014, the Sponsors and one of our Founders collectively held approximately 53.7% of our outstanding common stock.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with our Sponsors, Founders and certain other stockholders. The registration rights agreement provided the Sponsors and Founders with certain demand registration rights in respect of the shares of our common stock held by them. The Sponsors, Founders and certain other stockholders exercised their rights under the agreement and sold common stock in our IPO.

In connection with the IPO, on August 7, 2012, we entered into an amended and restated registration rights agreement to remove provisions that apply to an initial public offering, to facilitate charitable giving in connection with securities offerings and to make other clarifying changes. In addition, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Sponsors, two of our Founders and other parties to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors, two of our Founders and such other holders have piggyback registration rights providing them with the right to require us to include in such registration the shares of common stock held by them (excluding any shares that may be disposed of under Rule 144 without a volume limitation). We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors, two of our Founders or other holders described above. The registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors and two of our Founders. The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registration. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we are not required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Lease Payments

In 2013, 2012 and 2011, MVP, an entity owned primarily by our Founders (one of whom is also a director) paid us approximately $0.5 million, $0.6 million and $0.6 million per year, respectively, in lease payments for two restaurants in its Lee Roy Selmon’s concept, which was purchased from us in 2008. We also guarantee lease payments by MVP under two leases and, in 2014, entered into a new lease with MVP with respect to one of the properties previously used by one of the Lee Roy Selmon’s restaurants.

Other Arrangements

Tax Loans

Shares of restricted stock issued at the time of the Merger to certain of our current and former executive officers and other members of management vested each June 14 through 2012. In accordance with the terms of their applicable agreements, we made loans to these individuals for their personal income tax and associated interest obligations that resulted from vesting of the restricted stock. The loans were full recourse and are collateralized by the vested shares of restricted stock. During the first quarter of 2012, Dirk A. Montgomery (our former Executive Vice President and Chief Financial Officer and then Executive Vice President and Chief Value Chain Officer), Jody L. Bilney (our former Executive Vice President and Chief Brand Officer) and Joseph J. Kadow (our Executive Vice President and Chief Legal Officer) repaid their loans in full, by payment to us of the following amounts: $0.8 million, $0.2 million and $0.4 million, respectively. The loans had interest rates ranging from 2.25% to 3.46%. After such payment, no further amounts remained outstanding under loans to our current directors or executive officers. In 2011, we made loans to executive officers as follows: Ms. Bilney, $0.1 million; and Mr. Montgomery, $0.3 million.

Director and Executive Officer Investments and Employment Arrangements

Jeffrey S. Smith, our Executive Vice President and President of Outback Steakhouse, has made investments in the aggregate amount of approximately $0.5 million in 11 Outback Steakhouse restaurants, 13 Carrabba’s Italian Grill restaurants and 14 Bonefish Grill restaurants (one of which is a franchise restaurant). Mr. Smith received distributions of approximately $0.1 million in each of the years ended December 31, 2013, 2012 and 2011 from these ownership interests.

Relationships With Family Members of Executive Officers

A sibling of Steven T. Shlemon, our former Executive Vice President and President of Carrabba’s Italian Grill, is employed with one of our subsidiaries as a restaurant managing partner, and received annual compensation, including bonus, of approximately $0.1 million for each of the years ended December 31, 2013, 2012 and 2011. As a qualified managing partner, the sibling was entitled to make investments in our restaurants, on the same basis as other qualified managing partners, and made an additional investment of approximately $0.5 million in partnerships that own and operate two Outback Steakhouse restaurants. This sibling received distributions of approximately $10,000, $36,000 and $34,000 in the years ended December 31, 2013, 2012 and 2011, respectively, related to his investments as a qualified managing partner and approximately $0.1 million in each of such years related to his additional investments in the partnerships noted above.

A sibling of Joseph J. Kadow, our Executive Vice President and Chief Legal Officer, was employed by one of our subsidiaries as a Vice President of Operations until his retirement on December 31, 2012. The sibling received total cash compensation of approximately $0.4 million, $0.6 million and $0.6 million in the years ended December 31, 2013, 2012 and 2011, respectively, and benefits consistent with other employees in the same capacity. The sibling also received loans of approximately $0.1 million during 2012 for personal income tax and associated interest obligations that resulted from vesting of restricted stock. As of December 31, 2012, an aggregate of $0.3 million was outstanding on the 2012 loan and loans from prior years, which was repaid in full on February 15, 2013. We entered into a severance agreement with the sibling under which the sibling received cash severance in the amount of approximately $0.4 million, $0.2 million under the 2012 annual bonus plan and accelerated vesting of and extended exercise terms for his equity awards, among other things. In addition, the sibling received distributions that were based on a percentage of annual cash flows for particular restaurants (on the same basis as other similarly situated employees/investors) and distributions based on his investment of an aggregate of $0.4 million in 26 limited partnerships that own and operate nine Outback Steakhouse restaurants, 11 Bonefish Grill restaurants and six Carrabba’s Italian Grill restaurants. In 2012 and 2011, the sibling received an aggregate amount of $0.1 million per year for distributions from these restaurants and in 2012, the sibling received an aggregate of $0.5 million for the repurchase of all of his interests in these restaurants.

The wife of John W. Cooper, who was our Executive Vice President and President of Bonefish Grill until he retired in January 2013, was employed by one of our subsidiaries as Senior Vice President, Training, until she retired on December 31, 2013. She received total cash compensation of approximately $0.3 million in each of 2013, 2012 and 2011 and benefits consistent with other employees in the same capacity.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Bloomin’ Brands contained in our Annual Report on Form 10-K for the 2013 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Bloomin’ Brands.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2013 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
John J. Mahoney, Chairman
James R. Craigie
Tara Walpert Levy

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2015 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 12, 2014. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2015 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2015 annual meeting, notice must be delivered to our Secretary at our principal executive offices no earlier than December 25, 2014 and no later January 24, 2015. However, in the event that our 2015 annual meeting is to be held on a date that is not within 30 calendar days before or after April 29, 2015, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2015 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard. Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Kadow
Secretary

Dated: March 3, 2014

BLOOMIN' BRANDS INC

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2014.

Vote by Internet

- Go to **www.investorvote.com/BLMN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals - The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.

1. To be elected as Class II Directors with terms expiring in 2017:

	For	Withhold
01 - James R. Craigie	☐	☐
02 - Mindy Grossman	☐	☐
03 - Mark E. Nunnelly	☐	☐
04 - Chris T. Sullivan	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the fiscal year ending December 28, 2014.	☐	☐	☐
3. To approve, on a non-binding advisory basis, executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 1 9 1 4 3 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01SH5A

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Bloomin' Brands, Inc. Stockholders

Tuesday, April 29, 2014, 8:00a.m. Local
Time Grand Hyatt Tampa Bay
2900 Bayport Drive, Tampa, Florida

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

The Notice and Proxy Statement and Form 10-K are available at www.edocumentvview.com/BLMN

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

BLOOMIN' BRANDS

Proxy - Bloomin' Brands. Inc.

Notice of 2014 Annual Meeting of Stockholders

Grand Hyatt Tampa Bay
2900 Bayport Drive, Tampa, Florida 33607
Proxy Solicited by Board of Directors for Annual Meeting - April 29, 2014

David J. Deno, Joseph J. Kadow and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin' Brands, Inc. to be held on April 29, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)